EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports Fourth Quarter and Full Year 2025 Results, Introduces Full Year 2026 Financial Guidance, and Announces Completion of ‘20/20 Vision’ Capital Allocation Plan and New Share Repurchase Authorization
•Cheniere produced record amount of LNG in 2025, with 670 cargoes exported and the first 4 Trains of the CCL Stage 3 Project reaching Substantial Completion
•Cheniere celebrates the 10th anniversary of its first cargo of LNG, which was exported on February 24, 2016, with over 4,610 cargoes exported to-date
•‘20/20 Vision’ capital allocation plan completed ahead of schedule with over $20 billion deployed since announced in 2022 and over $20 per common share of run-rate Distributable Cash Flow1 achieved
•Upsized share repurchase authorization to over $10 billion through 2030 with a $9 billion increase to the authorization today after deploying over $1 billion in the fourth quarter 2025
•Forecasting ~$30 per common share of run-rate Distributable Cash Flow1 upon completion of new share repurchase authorization and initial phases of the SPL Expansion and CCL Expansion Projects
•New long-term SPA signed with CPC Corporation, Taiwan, for delivery of up to 1.2 MTPA of LNG through 2050

HOUSTON--(BUSINESS WIRE)-- Cheniere Energy, Inc. (“Cheniere”) (NYSE: LNG) today announced its financial results for the fourth quarter and full year 2025.
YEAR END 2025 SUMMARY FINANCIAL RESULTS

(in billions)	Three Months Ended December 31, 2025	Twelve Months Ended December 31, 2025
Revenues	$5.45	$19.98
Net Income[2]	$2.30	$5.33
Consolidated Adjusted EBITDA[1]	$2.05	$6.94
Distributable Cash Flow[1]	$1.49	$5.29
2026 FULL YEAR FINANCIAL GUIDANCE

(in billions)	2026
Consolidated Adjusted EBITDA[1]	$6.75	-	$7.25
Distributable Cash Flow[1]	$4.35	-	$4.85
___________________________
1 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.
2 Net income as used herein refers to Net income attributable to Cheniere Energy, Inc. on our Consolidated Statements of Operations.

RECENT HIGHLIGHTS
Financial
•During the three and twelve months ended December 31, 2025, Cheniere generated revenues of approximately $5.5 billion and $20.0 billion, net income2 of approximately $2.3 billion and $5.3 billion, Consolidated Adjusted EBITDA1 of approximately $2.0 billion and $6.9 billion, and Distributable Cash Flow1 of approximately $1.5 billion and $5.3 billion, respectively.
•Introducing full year 2026 Consolidated Adjusted EBITDA1 guidance of $6.75 billion - $7.25 billion and full year 2026 Distributable Cash Flow1 guidance of $4.35 billion - $4.85 billion.
Capital Allocation
•Pursuant to Cheniere’s comprehensive capital allocation plan, Cheniere deployed approximately $1.7 billion and $6.1 billion towards accretive growth, balance sheet management and shareholder returns in the three and twelve months ended December 31, 2025, respectively. During the three and twelve months ended December 31, 2025, Cheniere repurchased an aggregate of approximately 4.8 million and 12.1 million shares of common stock for approximately $1.0 billion and $2.7 billion, respectively, paid quarterly dividends of $0.555 and $2.055 per share of common stock, totaling approximately $119 million and $451 million, respectively, repaid approximately $300 million and $652 million of consolidated long-term indebtedness, respectively, and invested approximately $600 million and $2.6 billion of growth capital with approximately $260 million and $2.3 billion funded with equity, respectively.
•In November 2025, S&P Global Ratings upgraded its issuer credit ratings of Cheniere and Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE: CQP) from BBB to BBB+ with stable outlooks for both entities. In October 2025, S&P Global Ratings upgraded its issuer credit rating of Cheniere Corpus Christi Holdings, LLC (“CCH”) from BBB to BBB+ with a positive outlook.
•In January 2026, Cheniere declared a dividend with respect to the fourth quarter 2025 of $0.555 per share of common stock, which is payable on February 27, 2026.
•In February 2026, Cheniere’s Board of Directors approved an increase in its share repurchase authorization to over $10 billion from 2026 through 2030 with a $9 billion increase to the $1.2 billion remaining under the previous authorization as of December 31, 2025. With this upsized authorization, the Company expects to generate run-rate Distributable Cash Flow1 of $30 per common share after deploying the full share repurchase authorization through 2030 and achieving a positive Final Investment Decision (“FID”) on the first phases of both the SPL Expansion Project (defined below) and the CCL Expansion Project (defined below).
Growth / Commercial
•In December 2025, substantial completion of Train 4 of the CCL Stage 3 Project (defined below) was achieved. This follows the previously announced substantial completions of Trains 1, 2 and 3 of the CCL Stage 3 Project in March, August and October 2025, respectively.
•In December 2025, certain subsidiaries of Cheniere filed an application with the Federal Energy Regulatory Commission (“FERC”) to increase the liquefied natural gas (“LNG”) production capacity of the previously-authorized CCL Stage 3 Project and CCL Midscale Trains 8 & 9 Project (defined below) by approximately 5 million tonnes per annum (“mtpa”), which remains pending at the FERC.
•In February 2026, certain subsidiaries of Cheniere submitted an application to the FERC for authorization to site, construct and operate the CCL Expansion Project.
•In February 2026, Cheniere Marketing International LLP (“Cheniere Marketing”) entered into a long-term LNG sale and purchase agreement (“SPA”) with CPC Corporation, Taiwan (“CPC”), under which CPC has agreed to purchase up to approximately 1.2 mtpa of LNG from Cheniere Marketing on a delivered basis from 2026 through 2050.
•In February 2026, LNG was produced for the first time from the fifth train (“Train 5”) of the CCL Stage 3 Project.

CEO COMMENT
“We are celebrating 10 years of LNG exports at Cheniere, a remarkable milestone made possible thanks to our team’s commitment to safety, operational excellence and execution across our platform every single day. This commitment also enabled another record-setting year of LNG production in 2025, driving full year financial results to the high end of our guidance ranges,” said Jack Fusco, Cheniere’s President and Chief Executive Officer. “We are introducing our financial guidance ranges for 2026 of $6.75 – $7.25 billion of Consolidated Adjusted EBITDA and $4.35 - $4.85 billion of Distributable Cash Flow, which reflect our previously announced LNG production forecast and include our expectation for the completion of the remaining three trains at Corpus Christi Stage 3 this year. We look forward to delivering 2026 financial results within these ranges.”

Mr. Fusco added, “We are proud to also announce our second long-term contract with CPC, another repeat customer of Cheniere which values the operational reliability and customer focus that has come to define our first decade of LNG exports.”

CFO COMMENT
“We are pleased to announce the successful early completion of our ‘20/20 Vision’ capital allocation plan unveiled in 2022,” said Zach Davis, Cheniere’s Executive Vice President and Chief Financial Officer. “The Board of Directors’ approval of an upsize of our share repurchase authorization to over $10 billion is a major extension of our comprehensive, all-of-the-above capital allocation strategy. Thanks to our contracted cash flow visibility through this decade, we are in a position to augment our shareholder return proposition while continuing to budget for FIDs of our brownfield growth opportunities at Sabine Pass and Corpus Christi. With today’s upsize of the authorization, we are able to raise our run-rate Distributable Cash Flow guidance to approximately $30 per share assuming approximately 175 million shares outstanding.”

SUMMARY AND REVIEW OF FINANCIAL RESULTS

(in millions, except LNG data)	Three Months Ended December 31,			Year Ended December 31,
	2025	2024	% Change	2025	2024	% Change
Revenues	$5,450	$4,436	23%	$19,976	$15,703	27%
Net income[1]	$2,302	$977	136%	$5,330	$3,252	64%
Consolidated Adjusted EBITDA[2]	$2,047	$1,577	30%	$6,943	$6,155	13%
LNG exported:
Number of cargoes	185	167	11%	670	646	4%
Volumes (TBtu)	679	604	12%	2,424	2,327	4%
LNG volumes loaded (TBtu)	680	606	12%	2,424	2,327	4%
Net income2 increased approximately $1.3 billion and $2.1 billion for the three and twelve months ended December 31, 2025, respectively, as compared to the corresponding 2024 periods. The increases were primarily attributable to approximately $1.6 billion and $2.3 billion of favorable variances related to changes in fair value of our derivative instruments, including those impacts related to our long-term Integrated Production Marketing agreements (before tax and non-controlling interests) for the three and twelve months ended December 31, 2025, respectively, as compared to the corresponding 2024 periods. The increases for the periods were also driven by higher volumes of LNG delivered as a result of the substantial completion of the initial trains of the CCL Stage 3 Project, as compared to the corresponding 2024 periods, and partially offset by higher provisions for income tax and higher net income attributable to non-controlling interests during both periods.
Consolidated Adjusted EBITDA1 increased approximately $470 million and $788 million for the three and twelve months ended December 31, 2025, respectively, as compared to the corresponding 2024 periods. The increases were primarily due to higher volumes of LNG delivered in both periods as compared to the corresponding 2024 periods. The increases were partially offset by lower total margins per MMBtu of LNG delivered, and to a lesser extent, lower contributions from certain portfolio optimization activities related to our charter vessel portfolio during both periods, as compared to the corresponding 2024 periods.

Share-based compensation expenses included in net income totaled $21 million and $161 million for the three and twelve months ended December 31, 2025, respectively, compared to $76 million and $215 million for the corresponding 2024 periods.
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Partners as of December 31, 2025 consisted of 100% ownership of the general partner interest and a 48.6% limited partner interest.
BALANCE SHEET MANAGEMENT
Capital Resources
The table below provides a summary of our available liquidity (in millions) as of December 31, 2025:

December 31, 2025
Cash and cash equivalents (1)	$1,099
Restricted cash and cash equivalents (2)	485
Available commitments under our credit facilities:
Sabine Pass Liquefaction, LLC (“SPL”) Revolving Credit Facility	824
Cheniere Partners Revolving Credit Facility	1,000
CCH Credit Facility	2,710
CCH Working Capital Facility	1,390
Cheniere Revolving Credit Facility	1,250
Total available commitments under our credit facilities	7,174

Total available liquidity	$8,758
(1) $182 million of cash and cash equivalents was held by our consolidated variable interest entities (“VIEs”).
(2) $22 million of restricted cash and cash equivalents was held by our consolidated VIEs.
Recent Key Financial Transactions and Updates
In December 2025, SPL redeemed $300 million aggregate principal amount outstanding of its 5.875% Senior Secured Notes due 2026 (the “2026 SPL Senior Notes”), and in February 2026, SPL redeemed the remaining $200 million aggregate principal amount of its 2026 SPL Senior Notes.

LIQUEFACTION PROJECTS OVERVIEW
In aggregate across the Sabine Pass LNG terminal and the Corpus Christi LNG terminal, we have approximately 52 mtpa of liquefaction capacity in operation, over 9 mtpa under construction, and over 40 mtpa in the regulatory permitting process.
SPL Project
Through Cheniere Partners, we operate liquefaction and export facilities with a total production capacity of over 30 mtpa of LNG at the Sabine Pass LNG terminal in Cameron Parish, Louisiana (the “SPL Project”).

SPL Expansion Project
Through Cheniere Partners, we are developing an expansion adjacent to the SPL Project with an expected total peak production capacity of up to approximately 20 mtpa of LNG (the “SPL Expansion Project”), inclusive of estimated debottlenecking opportunities and supporting infrastructure. We expect to execute the SPL Expansion Project in a phased approach, and a positive FID is subject to, among other things, receipt of necessary regulatory approvals and acceptable commercial and financing arrangements. The FERC application for authorization to site, construct and operate the SPL Expansion Project, as well as the DOE application authorizing the export of LNG to non-FTA countries, remain pending.
CCL Project
We operate liquefaction and export facilities with a total production capacity of over 21 mtpa of LNG at the Corpus Christi LNG terminal near Corpus Christi, Texas (the “CCL Project”), inclusive of Trains 1 - 4 of the CCL Stage 3 Project.
CCL Stage 3 Project
We are constructing an expansion of the CCL Project consisting of seven midscale Trains with an expected total production capacity of over 10 mtpa of LNG (the “CCL Stage 3 Project”), including approximately 6 mtpa in operation and over 4 mtpa under construction or in commissioning. Substantial completion was achieved for Trains 1 - 4 of the CCL Stage 3 Project in March, August, October and December 2025, respectively, and Trains 5 - 7 are scheduled to reach substantial completion by the end of 2026. In February 2026, LNG was produced for the first time from Train 5 of the CCL Stage 3 Project.
CCL Midscale Trains 8 & 9 Project
We are constructing an expansion adjacent to the CCL Stage 3 Project consisting of two additional midscale Trains with an expected total production capacity of approximately 5 mtpa of LNG (the “CCL Midscale Trains 8 & 9 Project”), inclusive of estimated debottlenecking opportunities. In June 2025, our Board of Directors made a positive FID with respect to the CCL Midscale Trains 8 & 9 Project and debottlenecking, and full notice to proceed was issued to Bechtel effective June 18, 2025.
CCL Stage 3 Project and CCL Midscale Trains 8 & 9 Project Progress as of December 31, 2025:

	CCL Stage 3 Project	CCL Midscale Trains 8 & 9 Project
Project Status	Trains 1-4 Operational Trains 5-7 Under Construction or in Commissioning	Under Construction
Project Completion Percentage	94.1%(1)	31.8%(2)
Expected Substantial Completion	1H 2026 - 2H 2026	2H 2028
(1) Engineering 99.6% complete, procurement 100.0% complete, subcontract work 95.1% complete and construction 84.7% complete.
(2) Engineering 75.5% complete, procurement 47.3% complete, subcontract work 29.0% complete and construction 0.2% complete.

CCL Expansion Project
We are developing an expansion adjacent to the CCL Project with an expected total peak production capacity of up to approximately 24 mtpa of LNG, inclusive of estimated debottlenecking opportunities and supporting infrastructure (the “CCL Expansion Project”). We expect to execute the CCL Expansion Project in a phased approach, and a positive FID is subject to, among other things, receipt of necessary regulatory approvals and acceptable commercial and financing arrangements. In February 2026, certain of our subsidiaries filed an application with the FERC for authorization to site, construct and operate the CCL Expansion Project.

INVESTOR CONFERENCE CALL AND WEBCAST
We will host a conference call to discuss our financial and operating results for the fourth quarter and full year 2025 on Thursday, February 26, 2026, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.
About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of LNG in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with a total combined production capacity of approximately 52 mtpa of LNG in operation and an additional over 9 mtpa of expected production capacity under construction or in commissioning, inclusive of estimated debottlenecking opportunities. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, Dubai and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP and should be evaluated only on a supplementary basis.

Share Repurchase Authorization
Under the share repurchase authorization, repurchases can be made from time to time using a variety of methods, which may include open market purchases, privately negotiated transactions or otherwise, all in accordance with the rules of the Securities and Exchange Commission and other applicable legal requirements. The timing and amount of any shares of Cheniere’s common stock that are repurchased under the share repurchase authorization will be determined by Cheniere’s management based on market conditions and other factors. The share repurchase authorization does not obligate Cheniere to acquire any particular amount of common stock, and may be modified, suspended or discontinued at any time or from time to time at Cheniere’s discretion.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding regulatory authorization and approval expectations, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third-parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, (vii) statements relating to Cheniere’s capital deployment, including intent, ability, extent, and timing of capital expenditures, debt repayment, dividends, share repurchases and execution on the capital allocation plan, and (viii) statements relating to our goals, commitments and strategies in relation to environmental matters. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables and Supplementary Information Follow)

LNG VOLUME SUMMARY
As of February 20, 2026, over 4,610 cumulative LNG cargoes totaling over 315 million tonnes of LNG have been produced, loaded and exported from our liquefaction projects.
During the three and twelve months ended December 31, 2025, we exported 679 and 2,424 TBtu, respectively, of LNG from our liquefaction projects. 24 TBtu of LNG exported from our liquefaction projects and sold on a delivered basis was in transit as of December 31, 2025, 1 TBtu of which was related to commissioning activities.
The following table summarizes the volumes of LNG that were loaded from our liquefaction projects and for which the financial impact was recognized on our Consolidated Financial Statements during the three and twelve months ended December 31, 2025:

	Three Months Ended December 31, 2025			Year Ended December 31, 2025
(in TBtu)	Operational	Commissioning	Total	Operational	Commissioning	Total
Volumes loaded during the current period	669	11	680	2,400	24	2,424
Volumes loaded during the prior period but recognized during the current period	30	1	31	39	—	39
Less: volumes loaded during the current period and in transit at the end of the period	(23)	(1)	(24)	(23)	(1)	(24)
Total volumes recognized in the current period	676	11	687	2,416	23	2,439
In addition, during the three and twelve months ended December 31, 2025, we recognized 4 and 22 TBtu, respectively, of LNG on our Consolidated Financial Statements related to LNG cargoes sourced from third-parties.

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)(1)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenues
LNG revenues	$5,313	$4,266	$19,435	$14,899
Regasification revenues	34	33	136	135
Other revenues	103	137	405	669
Total revenues	5,450	4,436	19,976	15,703

Operating costs and expenses
Cost of sales (excluding operating and maintenance expense and depreciation, amortization and accretion expense shown separately below) (2)	712	1,746	7,150	6,021
Operating and maintenance expense	487	493	1,966	1,857
Selling, general and administrative expense	87	142	383	441
Depreciation, amortization and accretion expense	350	308	1,329	1,220
Other operating costs and expenses	10	8	36	36
Total operating costs and expenses	1,646	2,697	10,864	9,575

Income from operations	3,804	1,739	9,112	6,128

Other income (expense)
Interest expense, net of capitalized interest	(246)	(240)	(948)	(1,010)
Loss on modification or extinguishment of debt	(1)	—	(8)	(9)
Interest and dividend income	15	40	106	189
Other income (expense), net	(1)	6	20	5
Total other expense	(233)	(194)	(830)	(825)

Income before income taxes and non-controlling interests	3,571	1,545	8,282	5,303
Less: income tax provision	638	261	1,488	811
Net income	2,933	1,284	6,794	4,492
Less: net income attributable to non-controlling interests	631	307	1,464	1,240
Net income attributable to Cheniere	$2,302	$977	$5,330	$3,252

Net income per share attributable to common stockholders—basic (1)	$10.71	$4.35	$24.19	$14.24
Net income per share attributable to common stockholders—diluted (1)	$10.68	$4.33	$24.13	$14.20

Weighted average number of common shares outstanding—basic	214.3	224.5	219.7	228.4
Weighted average number of common shares outstanding—diluted	214.9	225.4	220.3	229.1

(1)Please refer to the Cheniere Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission.
(2)Cost of sales includes approximately $2.2 billion and $3.5 billion of gains from changes in the fair value of commodity derivatives prior to contractual delivery or termination during the three and twelve months ended December 31, 2025, respectively, as compared to $0.6 billion and $1.4 billion of gains in the corresponding 2024 periods, respectively.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)(2)

	December 31,
	2025	2024

ASSETS
Current assets
Cash and cash equivalents	$1,099	$2,638
Restricted cash and cash equivalents	485	552
Trade and other receivables, net of current expected credit losses	1,380	727
Inventory	524	501
Current derivative assets	9	155
Margin deposits	76	128
Other current assets, net	119	100
Total current assets	3,692	4,801

Property, plant and equipment, net of accumulated depreciation	35,755	33,552
Operating lease assets	2,700	2,684
Derivative assets	4,663	1,903
Deferred tax assets	12	19
Other non-current assets, net	1,060	899
Total assets	$47,882	$43,858

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$123	$171
Accrued liabilities	2,081	2,179
Current debt, net of unamortized discount and debt issuance costs	306	351
Deferred revenue	150	163
Current operating lease liabilities	539	592
Current derivative liabilities	618	902
Other current liabilities	99	83
Total current liabilities	3,916	4,441

Long-term debt, net of unamortized discount and debt issuance costs	22,507	22,554
Operating lease liabilities	2,163	2,090
Derivative liabilities	1,208	1,865
Deferred tax liabilities	3,698	1,856
Other non-current liabilities	1,312	992
Total liabilities	34,804	33,798

Commitments and contingencies

Redeemable non-controlling interest	136	7

Stockholders’ equity
Preferred stock: $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock: $0.003 par value, 480.0 million shares authorized; 279.2 million shares and 278.7 million shares issued at December 31, 2025 and 2024, respectively	1	1
Treasury stock: 66.8 million shares and 54.7 million shares at December 31, 2025 and 2024, respectively, at cost	(8,852)	(6,136)
Additional paid-in-capital	4,523	4,452
Retained earnings	12,243	7,382
Total Cheniere stockholders’ equity	7,915	5,699
Non-controlling interests	5,027	4,354
Total stockholders’ equity	12,942	10,053
Total liabilities, redeemable non-controlling interest and stockholders’ equity	$47,882	$43,858

(1)Please refer to the Cheniere Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission.
(2)Amounts presented include balances held by our consolidated VIEs, substantially all of which are related to Cheniere Partners. As of December 31, 2025, total assets and liabilities of our VIEs, which are included in our Consolidated Balance Sheets, were $17.3 billion and $17.0 billion, respectively, including $182 million of cash and cash equivalents and $22 million of restricted cash and cash equivalents.

Reconciliation of Non-GAAP Measures
Regulation G Reconciliations
Consolidated Adjusted EBITDA
The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three and twelve months ended December 31, 2025 and 2024 (in millions):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net income attributable to Cheniere	$2,302	$977	$5,330	$3,252
Net income attributable to non-controlling interests	631	307	1,464	1,240
Income tax provision	638	261	1,488	811
Interest expense, net of capitalized interest	246	240	948	1,010
Loss on modification or extinguishment of debt	1	—	8	9
Interest and dividend income	(15)	(40)	(106)	(189)
Other expense (income), net	1	(6)	(20)	(5)
Income from operations	$3,804	$1,739	$9,112	$6,128
Adjustments to reconcile income from operations to Consolidated Adjusted EBITDA:
Depreciation, amortization and accretion expense	350	308	1,329	1,220
Gain from changes in fair value of commodity and foreign exchange (“FX”) derivatives, net (1)	(2,124)	(487)	(3,615)	(1,313)
Total non-cash compensation expense	14	15	113	114
Other operating costs and expenses	3	2	4	6
Consolidated Adjusted EBITDA	$2,047	$1,577	$6,943	$6,155

(1) Change in fair value of commodity and FX derivatives prior to contractual delivery or termination
Consolidated Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our Consolidated Financial Statements to assess the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.
Consolidated Adjusted EBITDA is calculated by taking net income attributable to Cheniere before net income attributable to non-controlling interests, interest expense, net of capitalized interest, taxes, depreciation, amortization and accretion expense, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense, gain or loss on disposal of assets, changes in the fair value of our commodity and FX derivatives prior to contractual delivery or termination, and non-cash compensation expense. The change in fair value of commodity and FX derivatives is considered in determining Consolidated Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of the related item economically hedged. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Consolidated Adjusted EBITDA and Distributable Cash Flow
The following table reconciles our actual Consolidated Adjusted EBITDA and Distributable Cash Flow to Net income attributable to Cheniere for the three and twelve months ended December 31, 2025 and forecast amounts for full year 2026 (in billions):

	Three Months Ended December 31,	Twelve Months Ended December 31,	Full Year
	2025	2025	2026
Net income attributable to Cheniere	$2.30	$5.33	$2.2	-	$2.7
Net income attributable to non-controlling interests	0.63	1.46	1.3	-	1.3
Income tax provision	0.64	1.49	0.5	-	0.6
Interest expense, net of capitalized interest	0.25	0.95	1.1	-	1.1
Depreciation, amortization and accretion expense	0.35	1.33	1.5	-	1.5
Other income, financing costs, and certain non-cash operating expenses	(2.12)	(3.62)	0.1	-	0.1
Consolidated Adjusted EBITDA	$2.05	$6.94	$6.75	-	$7.25
Interest expense, net of interest income, capitalized interest and amortization	(0.22)	(0.76)	(1.0)	-	(1.0)
Maintenance capital expenditures	(0.04)	(0.16)	(0.2)	-	(0.2)
Income tax (excludes deferred taxes)(1)	(0.01)	0.37	(0.0)	-	(0.0)
Other income (expense)	(0.03)	(0.11)	(0.1)	-	(0.1)
Consolidated Distributable Cash Flow	$1.75	$6.28	$5.4	-	$5.9
Distributable Cash Flow attributable to non-controlling interests	(0.26)	(1.00)	(1.0)	-	(1.0)
Cheniere Distributable Cash Flow	$1.49	$5.29	$4.35	-	$4.85

Note: Totals may not sum due to rounding.
(1) Our cash tax payments are subject to commodity and market volatility, regulatory changes and other factors which could significantly impact both the timing and amount of our future cash tax payments. Our 2026 full year Distributable Cash Flow guidance reflects current tax law and does not consider any prospective changes to local, domestic or international tax laws and regulations, or their interpretation and application. Our actual results could differ materially from our guidance due to such risks, uncertainties and other factors, including those set forth in Risk Factors in Item 1A of Part 1 or as disclosed under Operating Cash Flows in Sources and Uses of Cash within Liquidity and Capital Resources of the Cheniere Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

Distributable Cash Flow is defined as cash generated from the operations of Cheniere and its subsidiaries and adjusted for non-controlling interests. The Distributable Cash Flow of Cheniere’s subsidiaries is calculated by taking the subsidiaries’ EBITDA less interest expense, net of capitalized interest, taxes, maintenance capital expenditures and other non-operating income or expense items, and adjusting for the effect of certain non-cash items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, amortization of debt issue costs, premiums or discounts, impairment of equity method investment and deferred taxes. Cheniere’s Distributable Cash Flow includes 100% of the Distributable Cash Flow of Cheniere’s wholly-owned subsidiaries. For subsidiaries with non-controlling investors, our share of Distributable Cash Flow is calculated as the Distributable Cash Flow of the subsidiary reduced by the economic interest of the non-controlling investors as if 100% of the Distributable Cash Flow were distributed in order to reflect our ownership interests and our incentive distribution rights, if applicable. The Distributable Cash Flow attributable to non-controlling interests is calculated in the same method as Distributions to non-controlling interests as presented on our Consolidated Statements of Stockholders’ Equity (Deficit) in our Forms 10-Q and Forms 10-K filed with the Securities and Exchange Commission. This amount may differ from the actual distributions paid to non-controlling investors by the subsidiary for a particular period.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be considered for deployment by our Board of Directors pursuant to our capital allocation plan, such as by way of common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures1. Distributable Cash Flow is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We have not made any forecast of net income on a run-rate basis, which would be the most directly comparable measure under U.S. GAAP, in part because net income includes the impact of derivative transactions, which cannot be determined at this time, and we are unable to reconcile differences between run-rate Distributable Cash Flow and net income.
Contacts
Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
Frances Smith	713-375-5753

Media Relations
Randy Bhatia	713-375-5479
Bernardo Fallas	713-375-5593
1     Capital spending for our business consists primarily of:
•Maintenance capital expenditures. These expenditures include costs which qualify for capitalization that are required to sustain property, plant and equipment reliability and safety and to address environmental or other regulatory requirements rather than to generate incremental distributable cash flow; and
•Expansion capital expenditures. These expenditures are undertaken primarily to generate incremental distributable cash flow and include investment in accretive organic growth, acquisition or construction of additional complementary assets to grow our business, along with expenditures to enhance the productivity and efficiency of our existing facilities.